Exhibit 99.1

Rose Rock Midstream, L.P. Reports Third Quarter 2012 Results
Third Quarter Adjusted EBITDA Increased 9% Over Previous Quarter

Tulsa, OK - November 8, 2012 - Rose Rock Midstream, L.P. (NYSE: RRMS) today announced its financial results for the three months ended September 30, 2012.

Rose Rock Midstream reported third quarter 2012 Adjusted EBITDA of $9.5 million, up 9% from second quarter 2012 of $8.7 million, and up 15% from the third quarter 2011 of $8.3 million. The current period results, compared to second quarter 2012, increased due to strong marketing results and increased transportation margins.

Adjusted gross margin was $19.2 million for the third quarter of 2012, compared to $16.8 million for second quarter 2012 and $15.1 million for the third quarter of 2011. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are defined and reconciled to their most directly comparable GAAP measures below.

Third quarter 2012 net income totaled $6.5 million, compared to $5.1 million for the second quarter of 2012 and $3.8 million for the third quarter 2011.

Rose Rock Midstream's distributable cash flow for the three months ended September 30, 2012 was $8.3 million. On October 24, 2012, Rose Rock Midstream increased the partnership's quarterly cash distribution to $0.3925 per unit from $0.3825 per unit, effective for the third quarter of 2012, resulting in an annualized distribution of $1.57 per unit. This is a 2.6% increase over the second quarter of 2012 and marks the third increase in the distribution to RRMS limited partner unitholders. The distribution will be paid on November 14, 2012 to all unitholders of record on November 5, 2012. Distributable cash flow, which is a non-GAAP measure, is defined and reconciled to its most directly comparable GAAP measure below.

Management is maintaining the company's 2012 Adjusted EBITDA guidance of between $38 and $40 million and its capital expenditure guidance of $37 million for 2012.

"We were pleased to report a strong quarter and we have increased distributions for the third time since the IPO," said Norm Szydlowski, chief executive officer of Rose Rock Midstream's general partner. "We continue to execute on our organic growth plans and have key assets in place to meet the rising need for connectivity and efficiency in the midstream market."

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, November 9, 2012, at 11 a.m. EST. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 34165494. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The third quarter 2012 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and

Exhibit 99.1

marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six different states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Non-GAAP Financial Measures
This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts.  The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.”
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios

Exhibit 99.1

required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
roserockir@rrmidstream.com

Media:
Liz Barclay
918-524-8158
lbarclay@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	September 30, 2012	December 31, 2011
ASSETS
Current assets	$249,642	$166,582
Property, plant and equipment, net	285,244	276,246
Other noncurrent assets, net	2,665	2,666
Total assets	$537,551	$445,494

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$227,131	$140,553
Long-term debt	69	87
Total liabilities	227,200	140,640

Total partners' capital	310,351	304,854
Total liabilities and partners' capital	$537,551	$445,494

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit amounts, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenues, including revenues from affiliates:
Product	$120,358	$95,430	$146,070	$435,814	$271,824
Service	11,196	9,142	11,402	32,932	27,077
Other	—	44	(54)	(59)	220
Total revenues	131,554	104,616	157,418	468,687	299,121

Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization shown below	111,790	90,660	140,549	412,847	252,804
Operating	5,698	4,530	6,221	17,146	13,695
General and administrative	4,081	2,040	2,046	8,830	6,507
Depreciation and amortization	3,066	3,122	2,999	9,032	8,505
Total expenses	124,635	100,352	151,815	447,855	281,511

Operating income	6,919	4,264	5,603	20,832	17,610

Other expenses:
Interest expense	450	434	477	1,407	1,405
Other expense (income)	—	—	—	72	(202)
Total other expenses	$450	$434	$477	$1,479	$1,203
Net income	$6,469	$3,830	$5,126	$19,353	$16,407

General partners' interest in net income	$129		$103	$387
Common partners' interest in net income	$3,170		$2,511.5	$9,483
Subordinated unitholders' interest in net income	$3,170		$2,511.5	$9,483
Earnings per limited partner unit:
Common unit (basic and diluted)	$0.38		$0.30	$1.13
Subordinated unit (basic and diluted)	$0.38		$0.30	$1.13
Basic weighted average number of limited partner units outstanding:
Common units	8,390		8,390	8,390
Subordinated units	8,390		8,390	8,390
Diluted weighted average number of limited partner units outstanding:
Common units	8,409		8,402	8,404
Subordinated units	8,390		8,390	8,390

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Reconciliation of operating income to adjusted gross margin:
Operating income	$6,919	$4,264	$5,603	$20,832	$17,610
Add:
Operating expense	5,698	4,530	6,221	17,146	13,695
General and administrative	4,081	2,040	2,046	8,830	6,507
Depreciation and amortization	3,066	3,122	2,999	9,032	8,505
Less:
Unrealized gain (loss) on derivatives, net	554	(1,190)	24	432	334
Adjusted gross margin	$19,210	$15,146	$16,845	$55,408	$45,983

Reconciliation of net income to Adjusted EBITDA:
Net income	$6,469	$3,830	$5,126	$19,353	$16,407
Add:
Interest expense	450	434	477	1,407	1,405
Depreciation and amortization	3,066	3,122	2,999	9,032	8,505
Non-cash equity compensation	79	—	78	218	—
Loss on impairment or sale of assets	—	—	56	56	12
Provision for (recovery of) uncollectible accounts receivable	—	(300)	—	—	(900)
Less:
Impact from derivative instruments:
Total gain (loss) on derivatives, net	(631)	(106)	24	(342)	1,313
Total realized (gain) loss (cash flow) on derivatives, net	1,185	(1,084)	—	774	(979)
Non-cash unrealized gain (loss) on derivatives, net	554	(1,190)	24	432	334
Adjusted EBITDA	$9,510	$8,276	$8,712	$29,634	$25,095

Reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$15,446	$20,913	$20,319	$35,525	$47,637
Less:
Changes in assets and liabilities	6,296	13,071	11,998	7,037	23,947
Add:
Interest expense, excluding amortization of debt issuance costs	360	434	391	1,146	1,405
Adjusted EBITDA	$9,510	$8,276	$8,712	$29,634	$25,095

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended
September 30, 2012
Reconciliation of net income to distributable cash flow:
Net income	$6,469
Add: Interest expense	450
Add: Depreciation and amortization	3,066
EBITDA	9,985
Add: Non-cash equity compensation	79
Less:
Unrealized gain (loss) on derivatives, net	554
Adjusted EBITDA	$9,510
Less: Cash interest expense	361
Less: Maintenance capital expenditures	832
Distributable cash flow	$8,317

Distribution declared at October 24, 2012(1)	$6,720

Distribution coverage ratio	1.2x

(1)The distribution declared October 24, 2012 represents $0.3925 per unit, or $1.57 per unit on an annualized basis. This is a 2.6% increase over the prior quarter.

2012 Adjusted EBITDA Guidance
	Revised-2Q 2012		Original
(in millions, unaudited)	Low	High	Low	High
Net income	$22.8	$24.7	$17.8	$19.7
Add: Interest expense	2.8	2.8	2.8	2.8
Add: Depreciation and amortization	12.4	12.5	12.4	12.5
Adjusted EBITDA	$38.0	$40.0	$33.0	$35.0